Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Dean W. Rivest
April 9, 2024	(610) 524-7272

PRESS RELEASE

Omega Flex, Inc. Announces New Director Elected to the Board

Omega Flex, Inc. (the “Company”) today announces that that our board of directors elected Stephen M. Shea as a director. Mr. Shea has been designated as a Class 2 director, and he will have a term expiring at the 2025 annual shareholder meeting. He will serve on our Audit committee.

Mr. Shea is currently the Executive Vice President and Chief Financial Officer of Mestek, Inc., the Company’s former parent corporation. He served as Mestek, Inc.’s principal financial and accounting officer prior to its going private transaction in 2006 and has over 30 years’ experience in the HVAC manufacturing industry. Mr. Shea was formerly a Certified Public Accountant with the Hartford, Connecticut accounting firm of Spitz, Sullivan, Wachtel & Falcetta, and he has a Master’s Degree in Taxation from the University of Hartford.